EXHIBIT 23.1  CONSENT OF EXPERTS


                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


           Letterhead of Merdinger, Fruchter, Rosen and Corso, P.C.

January 7, 2002


To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 475,000 Shares of Common stock of Barrington Foods International, Inc., under a certain "Consulting Agreements" with Mr. J. Michael King, and to the incorporation by reference therein of our report dated January 19, 2001 with respect to the financial statements of the Company included in its annual report and the quarterly reports filed with the Securities and Exchange Commission.


/s/  S. Corso
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     S. Corso, CPA

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